Exhibit 10.1



                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                               ROBERT L. TUCHMAN

                                      AND

                                     REFAC

                           Dated as of April 1, 2005

         THIS EMPLOYMENT AGREEMENT (the "Agreement") made as of April 1, 2005 (the "Effective Date") between REFAC, a Delaware corporation ("REFAC"), and Robert L. Tuchman ("TUCHMAN").

         TUCHMAN was heretofore employed by REFAC under a Fifth Amended and Restated Employment Agreement dated as of November 7, 2003 (the "Prior Agreement") with an employment term that expired on March 31, 2005.

         The parties hereto desire enter into the contractual arrangement as set forth in this Agreement effective as of the Effective Date.

         In consideration of the premises and the respective agreements of the parties herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. Subject to the provisions hereof, following the Effective Date, REFAC shall continue to employ TUCHMAN and TUCHMAN shall continue to serve as the Chief Executive Officer, President, and General Counsel of REFAC with full responsibility for the supervision of all corporate affairs, provided that in the event that the Board of Directors of REFAC (the "Board") shall appoint a new Chief Executive Officer, then TUCHMAN shall remain employed with REFAC as its Senior Vice President and General Counsel or other senior executive level position.

         2. Term. The employment of TUCHMAN by REFAC hereunder will continue from the Effective Date until December 31, 2006, (the "Employment Period") unless further extended by agreement of TUCHMAN and REFAC or until sooner terminated as hereinafter provided.

         3. Duties.

         (a) Regular Duties. During the Employment Period, TUCHMAN will continue to perform such duties and have such powers as are customary for the chief executive officer, president and general counsel or other senior executive level position.

         (b) Responsible to the Board. As Chief Executive Officer, President and General Counsel, TUCHMAN will report and be directly responsible to the Board of Directors of REFAC (the "Board"). In the event that TUCHMAN is named Senior Vice President and General Counsel, TUCHMAN shall report to the individual then serving as the chief executive officer of REFAC.

         (c) Time Devoted to REFAC's Affairs. TUCHMAN will devote substantially all his working time and efforts to the business and affairs of REFAC and will not, without the prior authorization of the Board, have any active engagement in or responsibility with respect to any business or commercial enterprise other than REFAC or a subsidiary of REFAC; provided, however, TUCHMAN may enter into separate arrangements for his own account with Palisade Capital Management, L.L.C. ("Palisade") and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which he may become a member, partner, officer, director or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

         4. Place of Performance. In connection with TUCHMAN's employment by REFAC, TUCHMAN will be based in the New York City metropolitan area, except for required travel on REFAC's business to an extent consistent with REFAC's business requirements and his responsibilities hereunder.

         5. Base Salary and Incentive Compensation.

         (a) Base Salary. During the Employment Period, TUCHMAN's salary will be $325,000 per annum ("Base Salary"). Payment of such salary will be made in accordance with REFAC's customary pay practices for senior officers and will be subject to such payroll deductions as are required by law or by the terms of any applicable benefit plan of REFAC.

         (b) Incentive Compensation. In addition to the Base Salary as set forth in Section 5(a) of this Agreement, REFAC may, in its sole discretion, pay to TUCHMAN additional incentive compensation in cash and/or equity upon the achievement of certain performance goals.

         (c) Stock Option. In connection with the entering into of this Agreement, REFAC shall grant TUCHMAN an option to purchase one hundred thousand (100,000) shares of REFAC common stock with an exercise price equal to the closing price of REFAC's common stock on the date immediately preceding the grant (the "Stock Option"). One-third of the Stock Option shall vest on the date of grant and one-third shall vest on each of the next two (2) anniversaries of the date of grant. Such Stock Option shall be subject to the terms and conditions as set forth in a stock option agreement to be entered into by and between REFAC and TUCHMAN.

         6. Fringe Benefits, Expenses and Related Matters.

         (a) Expenses. During Employment Period, TUCHMAN will be entitled to receive prompt reimbursement for all reasonable expenses incurred by TUCHMAN in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of REFAC, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by REFAC.

         (b) Automobile. During the Employment Period, REFAC will provide TUCHMAN with an automobile with a maximum monthly lease payment of $900.

         (c) Other Benefits. TUCHMAN will be entitled to participate in or receive benefits under any employee benefit plan or arrangement now or in the future made available by REFAC generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, including health insurance and life insurance benefits.

         (d) Vacations. TUCHMAN will be entitled to four weeks of paid vacation per calendar year, prorated for any portion thereof and to all paid holidays given by REFAC in accordance with REFAC's regular paid holidays policy.

         7. Facilities and Support Services Furnished. REFAC will furnish TUCHMAN with office space, secretarial assistance and such other facilities and services as shall be suitable to TUCHMAN's position and adequate for the performance of his duties as herein set forth.

         8. Termination. TUCHMAN's employment hereunder may be terminated under the following circumstances:

         (a) Death. TUCHMAN's employment hereunder will terminate immediately upon his death.

         (b) Disability. REFAC may terminate TUCHMAN's employment hereunder if TUCHMAN should become permanently disabled. For the purposes of this Agreement, permanent disability ("Disability") means TUCHMAN's inability, by virtue of physical or mental illness or injury, to perform his regular duties on a full-time, continuous basis for 120 consecutive days. TUCHMAN's disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. TUCHMAN will make himself available for an examination by a doctor selected in accordance with this paragraph (b).

         (c) Cause. REFAC may terminate TUCHMAN's employment hereunder for Cause at any time during the Employment Period hereof as hereinafter set forth. For purposes of this Agreement, REFAC will have "Cause" to terminate TUCHMAN's employment hereunder upon (i) the willful and continued failure, in the reasonable judgment of the Board, by TUCHMAN to perform substantially his duties with REFAC (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to TUCHMAN by the Board which specifically identifies the manner in which it is believed that TUCHMAN has not substantially performed his duties or (ii) the conviction of TUCHMAN (or the entering by TUCHMAN of a plea of guilty or nolo contendere) for any felony or any lesser crime which involved REFAC or its property. For purposes of clause (i) of this definition, no act, or failure to act, on TUCHMAN's part shall be deemed "willful" unless done, or omitted to be done, by TUCHMAN not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of REFAC. Notwithstanding the foregoing, TUCHMAN will not be deemed to have been terminated for Cause within the meaning of clause (i) without (1) reasonable notice to TUCHMAN setting forth the reasons for REFAC's intention to terminate for Cause, (2) an opportunity for TUCHMAN, together with his counsel, to be heard before the Board, and (3) delivery to TUCHMAN of a Notice of Termination, as defined in paragraph (e) of this Section 8, from the Board finding that, in the good faith opinion of the Board, clause (i) hereof may be invoked, and specifying the particulars thereof in detail.

         (d) Good Reason. TUCHMAN may terminate his employment with REFAC for Good Reason at any time during the Employment Period. For purposes of this Agreement, TUCHMAN will have "Good Reason" to terminate his employment with REFAC upon: (i) the assignment to TUCHMAN of any duties materially inconsistent with his status as Chief Executive Officer and General Counsel of REFAC or a substantial adverse alteration in the nature or status of his responsibilities; provided, that TUCHMAN shall not have Good Reason to terminate his employment if, following REFAC's appointment of a chief executive officer other than TUCHMAN, TUCHMAN continues as General Counsel of REFAC with the title of Senior Vice President and/or assumes another senior level executive position, (ii) a reduction by REFAC in TUCHMAN's Base Salary set forth in Section 5 hereof;
(iii) the relocation of TUCHMAN's principal place of employment to a location more than thirty-five (35) miles from Fort Lee, New Jersey except where such relocation does not result in TUCHMAN'S commute from his principal residence to his principal place of employment being greater than such commute as of the Effective Date; (iv) the failure by REFAC to pay to TUCHMAN any portion of TUCHMAN's compensation hereunder or under the Prior Agreement within fourteen
(14) days of the date such compensation is due; (v) a Change in Control of REFAC (as defined below) and (vi) any other material breach of this Agreement by REFAC which is not cured within ten (10) days of a written notice by TUCHMAN. TUCHMAN's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. TUCHMAN's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement, a Change in Control shall be deemed to have occurred when (i) Palisade Concentrated Equity Partnership, L.P. and/or its affiliates cease(s) to own, in the aggregate, at least thirty-five percent (35%) of the outstanding common stock of REFAC or (ii) any person, entity or group (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that is not affiliated with Palisade acquires in one or a series of transaction(s) more than fifty percent (50%) of the outstanding common stock of REFAC.

         (e) Notice of Termination. Any termination of TUCHMAN's employment by REFAC or by TUCHMAN (other than termination pursuant to Section 8(a)) during the Employment Period will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of TUCHMAN's employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (i) if TUCHMAN's employment is terminated by his death, the date of his death, (ii) if TUCHMAN's employment is terminated pursuant to paragraph (b) of this Section 8, three weeks after Notice of Termination, (iii) if TUCHMAN's employment is terminated pursuant to paragraph (c) or (d) of this Section 8, the date specified in the Notice of Termination, and (iv) if TUCHMAN's employment is terminated for any other reason, the date specified in the Notice of Termination.

         (g) TUCHMAN Cooperation. From and after the earlier to occur of (i) delivery of a Notice of Termination and (ii) termination of TUCHMAN's employment hereunder (other than termination due to TUCHMAN's death) TUCHMAN will, to the best of his knowledge, disclose or provide for the disclosure to REFAC or any successor thereof, orally or in writing as appropriate, all information of a material nature relating to existing or prospective clients and licensees and as to any other matters in which TUCHMAN shall prior to his Date of Termination have been personally involved or as to which TUCHMAN will have acquired special knowledge, and TUCHMAN will thereafter answer to the best of his knowledge any questions that REFAC may from time to time submit with respect to any such aforesaid matters.

         9. Compensation Upon Termination or During Disability.

         (a) Disability. During any period that TUCHMAN fails or is unable to perform his duties hereunder as a result of Disability, TUCHMAN will continue to receive his full salary at the rate then in effect for such period until his employment is terminated, provided that such payments will be reduced by the amounts, if any, paid to TUCHMAN under any disability benefit plans of REFAC or under the Social Security disability insurance program. Following the termination of his employment, TUCHMAN's benefits will be determined in accordance with REFAC's retirement, insurance, and other applicable programs and plans then in effect, if any. Following the termination of TUCHMAN's employment due to Disability, REFAC will pay TUCHMAN any compensation deferred in accordance with Section 11 hereof and the Stock Option shall become immediately vested and exercisable on the Date of Termination and shall remain exercisable as to all shares subject thereto (by TUCHMAN or his heirs, distributees or legal representatives, as applicable) for the remainder of the term of the Stock Option.

         (b) Death. If TUCHMAN's employment should be terminated by his death, REFAC will (i) pay any accrued salary and other compensation and benefits through the date of death to TUCHMAN's spouse, or, if he leaves no spouse, to his estate, (ii) pay or cause the payment to TUCHMAN's beneficiary, or if he specified no beneficiary, to his estate, the death benefits payable pursuant to REFAC's life insurance program in effect at the date of death, if any, (iii) pay any compensation deferred in accordance with Section 11 hereof, to TUCHMAN's spouse, or, if he leaves no spouse, to his estate, and (iv) the Stock Option shall become immediately vested and exercisable on the Date of Termination and shall remain exercisable as to all shares subject thereto (by TUCHMAN's heirs or distributees, as applicable) for the remainder of the term of the Stock Option.

         (c) Cause. If TUCHMAN's employment should be terminated by REFAC for Cause or by TUCHMAN during the Employment Period, REFAC will pay TUCHMAN his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus any compensation deferred in accordance with Section 11 hereof and all other amounts to which TUCHMAN is entitled as of the Date of Termination under any benefit plan of REFAC at the time such payments are due, and REFAC will have no further obligations to TUCHMAN under this Agreement.

         (d) Without Cause. TUCHMAN's employment with REFAC may not be terminated by REFAC during the Employment Period for reasons other than those described in Section 8(a), 8(b) or 8(c) unless, prior to such termination TUCHMAN has together with his counsel had an opportunity to appear and be heard at a meeting of the Board which was called and held (after reasonable notice to TUCHMAN) for the purpose of considering such a termination. In the event that TUCHMAN's employment is terminated by REFAC during the Employment Period for reasons other than those described in Section 8(a), 8(b) or 8(c), REFAC will
(i) pay TUCHMAN a lump sum equal to the sum of (A) his full salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) any compensation deferred in accordance with Section 11 hereof, (ii) provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the auto, life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC, and (iii) the Stock Option shall become immediately vested and exercisable on the Date of Termination and shall remain exercisable as to all shares subject thereto (by TUCHMAN or his heirs, distributees or legal representatives, as applicable) for the remainder of the term of the Stock Option.

         (e) Good Reason. In the event that TUCHMAN's employment is terminated by TUCHMAN during the Employment Period for Good Reason, REFAC will (i) pay TUCHMAN a lump sum equal to the sum of (A) his full Base Salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) any compensation deferred in accordance with Section 11 hereof, (ii) provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the auto, life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC, and (iii) the Stock Option shall become immediately vested and exercisable on the Date of Termination and shall remain exercisable as to all shares subject thereto (by TUCHMAN or his heirs, distributees or legal representatives, as applicable) for the remainder of the term of the Stock Option; provided; however, that in the event that TUCHMAN terminates employment for Good Reason solely as a result of a Change in Control, then such Stock Option shall remain exercisable for a period of one (1) year following the Date of Termination and shall thereafter expire.

         (f) Mitigation of Payments. TUCHMAN will not be required to mitigate the amount of any lump sum payment or bonus entitlement provided for in this
Section 9 by reducing it by the amount of any compensation earned by TUCHMAN as the result of employment by another employer after the Date of Termination, or otherwise. However, he will be required to mitigate the costs of the other benefits provided for in this Section.

         10. Noncompetition. TUCHMAN will not, except as hereinafter set forth, engage in any Competitive Activity (as hereinafter defined) during the Employment Period or for a period of one year following the termination of TUCHMAN's employment for any reason. For purposes of this Section, "Competitive Activity" will mean directly or indirectly: owning, managing, controlling, investing in, or otherwise being connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity or activity which is engaged in, or is in any way related to, any business conducted by REFAC or any subsidiary companies that it may own during the Employment Period other than businesses that are being wound down from prior activities of REFAC. Notwithstanding the above, nothing herein contained will prohibit TUCHMAN from investing in securities of a business entity if the securities of such entity are listed for trading on a national securities exchange or traded in the over-the-counter market and TUCHMAN's holdings therein represent less than five (5%) percent of the total number of shares or principal amount of other securities of such entity outstanding.

         11. Section 162 (m). In the event that any payment or benefit received or to be received by TUCHMAN in connection with his employment by REFAC would otherwise not be deductible (in whole or part), by REFAC as a result of the operation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the delivery of the non-deductible portion of such payment or benefit to TUCHMAN by REFAC shall be deferred until the earliest date on which it may be delivered to TUCHMAN without being subject to the limit on deductibility imposed by Section 162(m) of the Code. TUCHMAN will be paid any amount deferred pursuant to the Prior Agreement in accordance with the terms of this Section 11.

         12. Successors; Binding Agreement.

         (a) Should any entity succeed (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, TUCHMAN shall continue to perform all of his duties and obligations hereunder.

         (b) REFAC will require any successor (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, by agreement in form and substance reasonably satisfactory to TUCHMAN, to expressly assume and agree to perform this Agreement in substantially the same manner and to substantially the same extent that REFAC would be required to perform it if no such succession had taken place.

         (c) This Agreement and all rights of TUCHMAN hereunder shall inure to the benefit of and be enforceable by TUCHMAN's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If TUCHMAN should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to TUCHMAN's devisee, legatee, or other designee or, if there be no such designee, to TUCHMAN's estate.

         13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to TUCHMAN:

                  Robert L. Tuchman
                  1 Vultee Drive
                  Florham Park, New Jersey 07932

         If to REFAC:

                  REFAC
                  1 Bridge Plaza - Suite 550
                  Fort Lee , New Jersey 07024

         Copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York 10036
                  Attention:  Stephen Banker, Esq.

         or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by TUCHMAN and such other officer of REFAC as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All compensation payable to TUCHMAN pursuant to this Agreement shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

         15. Validity. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance should to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to any person, entity or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement (including, to the extent permitted by law, any such term or provision which has been held to be otherwise invalid or unenforceable) shall be deemed valid and enforceable to the fullest extent permitted by law.

         16. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. In the event that any signature is delivered via facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original signature.

         17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         18. Confidentiality. As an officer and director of REFAC, TUCHMAN is privy to information generally regarded as confidential and often proprietary with respect to REFAC, its business relationships, negotiations and activities. Such information may include details of REFAC's business and client relationships (past, present and prospective) and related REFAC and client plans, products, property rights, technical and market data.

         By reason of the foregoing:

         (a) TUCHMAN will not at any time divulge or negligently permit the communication of any of the foregoing types of information in any way that could conflict with the interests of REFAC, any subsidiary companies it may own during the Employment Period or any of their respective clients, customers or business associates.

         (b) For a period of two (2) years after any Date of Termination, neither TUCHMAN nor any company which TUCHMAN directly or indirectly owns, controls or manages shall employ or solicit the employment of any present or future employee of REFAC or any subsidiary company that it may own during the Employment Period.

         19. Breach of Noncompetition and/or Confidentiality Covenant. Each of the parties hereto acknowledges that in the event of any breach of Sections 10 and/or 18 of this Agreement by TUCHMAN, REFAC would be irreparably harmed and could not be made whole by monetary damages. Therefore REFAC, in addition to any other remedy to which it may be entitled at law or in equity, may compel specific performance of Sections and/or 18 of this Agreement, as the case may be. TUCHMAN hereby acknowledges and agrees that the covenants contained in Sections 10 and 18 of this Agreement are reasonable and fully necessary for the protection of the legitimate interests of REFAC and are not oppressive to the interest of TUCHMAN.

         20. Entire Agreement.

         (a) Except as otherwise provided in Section 20(b), as of the Effective Date, this Agreement shall supersede the Prior Agreement in its entirety and the Prior Agreement shall be of no further force or effect. Subject to the foregoing, this Agreement together with the stock option agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, agreements, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         (b) Notwithstanding the provisions of Section 20(a) or anything contained herein to the contrary, it is expressly understood and agreed that TUCHMAN is entitled to the Success Bonus (as defined in the Prior Agreement) earned by him under the Prior Agreement and that same shall be payable at the time and in the amount specified therein.

         21. Survival. The obligations of the parties set forth in Sections 8(g) and 9 through 19 of this Agreement shall survive the expiration of the Employment Period.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of April 1, 2005.



                                                   /s/ Robert L. Tuchman
                                                   ---------------------------
                                                   Robert L. Tuchman



                                                   REFAC


                                                   By:  /s/ Jeffrey D. Serkes
                                                      ------------------------
                                                   Name:  Jeffrey D. Serkes
                                                   Title: Director